Exhibit 99.1

Supreme Industries Reports Improved

2015 Second Quarter and First Half Results

First Half Operating Income Advances 40% on 17% Net Sales Growth

Goshen, Ind.—July 23, 2015— Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced financial results for its second quarter ended June 27, 2015.

2015 Second Quarter Results

Benefiting from strong demand for medium-duty trucks, consolidated net sales from continuing operations increased 15.4% to $82.6 million in the second quarter, compared with $71.6 million during same quarter last year. Diluted earnings per share increased to $0.26 per share, up from $0.25 per share in the second quarter of 2014. Net income of $4.3 million was unchanged from last year.

As a result of the higher sales volume, second quarter gross profit in 2015 increased to $15.5 million, up from $14.6 million in 2014.  As a percentage of sales, second quarter gross margin was 18.7%, compared with 20.5% in last year’s second quarter. The margin contraction was due to product mix and a higher proportion of fleet sales in the current year which yield a lower gross margin percentage. Second quarter operating income was $6.4 million for both 2015 and 2014.

“As expected, sales of medium-duty work trucks accelerated in the second quarter,” said Mark Weber, President and Chief Executive Officer. “As our restructured sales organization gains momentum, Supreme has begun to increase market share with targeted national accounts. This positive customer reaction reinforces our strategy of implementing a more customer-centric value proposition.”

2015 First Half Results

In the first half of 2015, consolidated net sales from continuing operations increased 16.8% to $145.9 million, compared with $124.9 million in the prior year. Higher net sales in 2015 were the result of increased truck sales, which more than offset a sales decline of trolleys and specialty vehicles.

Gross margin, as a percentage of sales, expanded to 18.4% in the six month period, compared with 18.0% in 2014’s first half. This, combined with the higher sales volume, resulted in first half gross profit increasing more than 19.5% to $26.9 million, compared with $22.5 million in last year’s comparable period. Severe weather and a shortage of available chassis negatively impacted last year’s results and these factors did not repeat in 2015. First half operating income increased 39.7% to $9.5 million in 2015, compared with $6.8 million in 2014.

The Company’s discontinued shuttle bus business was sold in the first quarter of 2014 and generated a $1.6 million after-tax net loss in that period. Including the impact from discontinued operations on last year’s results, net income improved to $6.3 million, or $0.37 per diluted share, in the first half of 2015, compared with net income of $2.9 million, or $0.17 per diluted share last year. Excluding the impact from discontinued operations, net income improved to $6.3 million, or $0.37 per diluted share, up from $4.5 million, or $0.26 per diluted share in 2014’s first half.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

“Compared with last year, new order intake was stronger in the second quarter of 2015 across both retail and fleet work truck segments.  We are optimistic as we enter the second half of the year with an improved backlog and positive order intake trends, “ Weber said.

Sales order backlog at the end of the second quarter stood at $74.0 million, up more than 30% compared with $56.8 million, at the end of last year’s second quarter.

Due to the increased sales volume, working capital increased to $49.3 million at June 27, 2015, compared with $44.4 million at December 27, 2014. The Company ended the quarter with $3.1 million in cash and cash equivalents, and $8.7 million in debt. Stockholders’ equity increased to $87.0 million at June 27, 2015, compared with $81.0 million at December 27, 2014, increasing book value per share to $5.25 at quarter end, compared with $4.94 at the end of last year.

Conference Call Information

A conference call will be held Friday, July 24, 2015, at 9:00 a.m. ET to review the second quarter and first half results. To participate in the live call, dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10069497. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the company are available online at: www.supremecorp.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Net sales	$82,595,230	$71,552,068	$145,890,601	$124,945,625
Cost of sales	67,127,172	56,914,412	118,977,517	102,417,462
Gross profit	15,468,058	14,637,656	26,913,084	22,528,163

Selling, general and administrative expenses	9,280,504	8,301,473	17,701,154	15,821,463
Other income	(220,357)	(61,970)	(298,515)	(99,195)
Operating income	6,407,911	6,398,153	9,510,445	6,805,895

Interest expense	28,247	77,335	271,662	153,446
Income from continuing operations before income taxes	6,379,664	6,320,818	9,238,783	6,652,449

Income tax expense	2,033,000	2,065,386	2,959,000	2,173,000
Income from continuing operations	4,346,664	4,255,432	6,279,783	4,479,449

Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	—	—	87,036
Operating loss of discontinued operations, net of tax	—	—	—	(1,654,459)
Loss of discontinued Bus operations, net of tax	—	—	—	(1,567,423)

Net income	$4,346,664	$4,255,432	$6,279,783	$2,912,026

Basic income (loss) per share:
Income from continuing operations	$0.26	$0.26	$0.38	$0.27
Loss from discontinued operations	—	—	—	(0.09)
Net income	$0.26	$0.26	$0.38	$0.18
Diluted income (loss) per share:
Income from continuing operations	$0.26	$0.25	$0.37	$0.26
Loss from discontinued operations	—	—	—	(0.09)
Net income	$0.26	$0.25	$0.37	$0.17

Shares used in the computation of income (loss) per share:
Basic	16,641,955	16,341,887	16,586,469	16,258,466
Diluted	16,992,259	16,757,781	16,912,433	16,705,887

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	Jun. 27, 2015	Dec. 27, 2014
Assets
Current assets	$67,923,794	$63,101,485
Property, plant and equipment, net	47,906,952	46,925,534
Other assets	762,275	914,735
Total assets	$116,593,021	$110,941,754

Liabilities
Current liabilities	$18,652,137	$18,652,523
Long-term liabilities	10,891,475	11,256,826
Total liabilities	29,543,612	29,909,349
Total stockholders’ equity	87,049,409	81,032,405
Total liabilities and stockholders’ equity	$116,593,021	$110,941,754